EXHIBIT 16.1

April 19, 2022

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of Item 4.01 of Form 8-K for the event that occurred on April 15, 2022, to be filed by Charge Enterprises, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Seligson & Giannattasio, LLP